Exhibit 107
Calculation of Filing Fee Tables

Form S-4
(Form Type)

IPALCO ENTERPRISES, INC.
 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities

Fees to Be Paid	Debt	5.750% Notes due 2034	Rule 457(f)	$400,000,000	100%	$400,000,000(1)	0.0001476	$59,040.00(2)

		Total Offering Amount				$400,000,000		$59,040.00

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						$59,040.00

(1)	Represents the aggregate principal amount of notes to be offered in the exchange offers to which the registration statement relates.

(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.